UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2016

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.
On December 15, 2016, the Washington Utilities and Transportation Commission (Commission or UTC) issued an order related to Avista Corporation's (Avista Corp. or the Company) Washington electric and natural gas general rate cases that were originally filed with the UTC in February 2016. The UTC order denied the Company's proposed electric and natural gas rate increase requests of $38.6 million and $4.4 million, respectively.
On December 23, 2016 Avista Corp. filed a petition with the UTC for reconsideration and alternately for rehearing (Petition) of the Company’s 2016 general rate cases to arrive at new electric and natural gas rates that are fair, just, reasonable and sufficient.
The Commission’s Order and Avista Corp.’s Response
As previously reported, the primary reason given by the Commission in reaching its conclusion is that, in Avista Corp.'s request, the Company did not follow an “appropriate methodology” to show the existence of attrition, as between historical data and current and projected data. Further, the order states that among other things, the Company did not demonstrate, as a necessary condition to being allowed an attrition adjustment, that the Company has suffered from chronic under-earning caused by circumstances beyond its ability to control. The Company disagrees with the UTC as to various questions of fact and law.
In support of its decision, the Commission stated that Avista Corp. did not demonstrate that the Company’s current revenue is insufficient for covering costs and providing the opportunity to earn a reasonable return during the 2017 rate period. The Commission also stated that Avista Corp. did not demonstrate that the Company’s capital expenditures and increased operating costs are both necessary and immediate.
Avista Corp.’s response to the Commission’s order in the petition points to evidence in the case that demonstrates, contrary to the Commission’s findings, the following:

•	Current retail rates are not sufficient for the 2017 rate period, and therefore a revenue increase is necessary. Commission Staff agrees that current rates are not sufficient.

•
The costs associated with the growth in rate base and operating expenses are growing at a faster pace than revenue from retail sales, and therefore a revenue adjustment is necessary to close this gap. The revenue adjustment to close this gap is sometimes called an attrition adjustment. Commission Staff agrees that a revenue adjustment is necessary to close this gap.

•
All of the capital projects and operating expenses included in the case by Avista Corp. are necessary in the time frame proposed in order for the Company to continue to provide safe, reliable service to customers. No party in the case identified a single capital project that should not be completed in the time frame proposed by Avista Corp. (other than Public Counsel’s general opposition to Advanced Metering Infrastructure).

•
Avista Corp. presented all of the studies and analyses in this case, consistent with the Company's previous filings with the Commission, and the Commission Staff acknowledged that Avista Corp. provided such studies.

•
Avista Corp. earned close to its allowed return on equity during each of the years 2013 through 2015, and into 2016. This opportunity was possible only with the revenue increases related to attrition adjustments, and an attrition adjustment is also necessary for 2017.

The Commission Staff itself supported electric and natural gas revenue increases totaling over $20 million. Commissioner Jones dissented and did not support the decision. In his dissent, Commissioner Jones supported an electric revenue increase of $26 million, and a natural gas increase of $2.4 million.
On December 27, 2016 the UTC issued a “Notice of Opportunity to File Answers to Petition for Reconsideration or Rehearing.” In its Notice the Commission requested parties to the case to file written answers to Avista Corp.’s Petition no later than January 13, 2017. The Commission also provided notice that it expects to enter an order resolving the Petition no later than March 16, 2017.
Judicial Review
If a satisfactory result is not achieved through reconsideration or rehearing, Avista Corp. may seek judicial review.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	December 28, 2016	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer